Exhibit 21

Subsidiaries of Registrant

Name	State of Incorporation

ICU Medical Sales, Inc.	Delaware

ICU Medical de Mexico, S. de R. L. de C.V.	Mexico

ICU Medical Europe S.r.l.	Italy

ICU World, Inc.	Delaware

ICU Medical Germany GmbH	Germany

ICU Medical Slovakia S.r.o.	Slovak Republic

ICU Medical, LLC	California

Medical Connections CV	Netherlands

ICU Medical BV	Netherlands

ICU Medical Aust Pty Limited	Australia

ICU Medical SA Pty Ltd	South Africa

EXC Holding Corp.	Delaware

Tangent Medical Technologies, Inc.	Delaware

Excelsior Medical Corporation	Delaware

ICU Medical France S.A.S.	France

ICU Medical Canada Inc.	Canada

ICU Medical HIS LLC	Delaware

ICU Medical Latam LLC	Delaware

ICU UK Medical Limited	United Kingdom

ICU Medical Ireland Limited	Ireland